Exhibit 107
Calculation of Filing Fee Tables

S-8
(Form Type)

Finance of America Companies Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Other	2,500,000	$1.69	$4,225,000	0.0001102	$465.56
Total Offering Amounts					$4,225,000		$465.56
Total Fee Offsets							N/A
Net Fee Due							$465.56

(1) Represents an additional 2,500,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), registered for purchase by eligible employees under the First Amended Finance of America Companies Inc. Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates also covers an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The amount of the registration fee is based on a price of $1.69 per share of the Class A Common Stock, which is the average of the high and low prices of the Registrant’s Class A Common Stock as reported by the New York Stock Exchange on August 14, 2023.